(m)(7)(i)

AMENDED SCHEDULE A

to the

SECOND AMENDED AND RESTATED SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

CLASS R SHARES

Name of Fund

Voya Floating Rate Fund

Voya GNMA Income Fund

Voya High Yield Bond Fund

Voya Intermediate Bond Fund

Voya Short Term Bond Fund

Voya Strategic Income Opportunities Fund